Exhibit 99.2

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), dated as of July 18, 2013 between Shane McMahon (“McMahon”), an officer of YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), and C Media Limited (“C Media”).

WHEREAS, the parties entered into a Voting Agreement dated as of July 5, 2013 (the “Original Agreement”);

WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety;

WHEREAS, McMahon is the Chairman and CEO of the Company, and, as of the date of the Original Agreement, he owns beneficially and of record: (i) 2,300,000 shares of common stock of the Company, par value $0.001 (the “Common Stock”), (ii) 7,000,000 shares of Series A Preferred Stock of the Company, par value $0.001 (the “Series A”), and (iii) vested stock options exercisable for an aggregate of 404,721 shares of Common Stock.  The shares of Common Stock and shares of Series A currently owned by McMahon are referred to herein as the “Original Shares” and, together with any additional shares of voting capital stock in the Company acquired after the date hereof, the “Shares;”

WHEREAS, the Series A vote together with the Common Stock on an as-converted basis and McMahon currently holds 46.5% of the outstanding voting power of the Company;

WHEREAS, concurrently with or following the execution of this Agreement, the Company and C Media, have entered, or will enter, into a Series D Preferred Stock Purchase Agreement (as the same may be amended from time to time, the “Series D Purchase Agreement”), providing for, among other things, the issuance and sale of 2,285,714 shares of the Series D 4% Convertible Preferred Stock of the Company, par value $0.001 (the “Series D”) pursuant to the terms and conditions of the Series D Purchase Agreement;

WHEREAS, as part of the Series D Purchase Agreement, the Company and C Media, have agreed to negotiate in good faith a Series E Preferred Stock Purchase Agreement (the “Series E Purchase Agreement” and together with the Series D Purchase Agreement, the “Purchase Agreements”), providing for, among other things, the issuance and sale of shares of Series E Convertible Preferred Stock of the Company, par value $0.001 (the “Series E”) with an aggregate purchase price of $12 million to $21 million pursuant to the terms and conditions of the Series E Purchase Agreement;

WHEREAS, as a condition to its willingness to enter into the Series D Purchase Agreement, C Media has required that McMahon execute and deliver this Agreement; and

WHEREAS, in order to induce C Media to enter into the Series D Purchase Agreement, McMahon is willing to make certain representations, warranties, covenants and agreements with respect to the Original Shares and the Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Series D Purchase Agreement.

2.           Representations of McMahon.

McMahon represents and warrants to C Media that:

(a)           (i) McMahon owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto or pursuant to that certain Right of First Refusal and Co-Sale Agreement dated on or about the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which McMahon is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)           McMahon does not beneficially own any voting shares of Company Common Stock other than (i) the Common Stock in the Original Shares, (ii) the Series A in the Original Shares, and (iii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)           McMahon has the legal capacity to enter into, execute and deliver this Agreement and to perform fully McMahon’s obligations hereunder (including the proxy described in Section 3(d) below)). This Agreement has been duly and validly executed and delivered by McMahon and constitutes the legal, valid and binding obligation of McMahon, enforceable against McMahon in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, and equitable principles.

(d)           None of the execution and delivery of this Agreement by McMahon, the consummation by McMahon of the transactions contemplated hereby or compliance by McMahon with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Requirement of Law applicable to McMahon or to McMahon’s property or assets.

(e)           No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of McMahon is required in connection with the valid execution and delivery of this Agreement.  No consent of McMahon’s spouse is necessary under any “community property” or other laws in order for McMahon to enter into and perform its obligations under this Agreement.

3.           Agreement to Vote Shares; Irrevocable Proxy.

(a)           McMahon agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, or to execute a written consent or consents in lieu of any such meeting of stockholders of the Company: (i) in favor of the issuance and sale of the Series D as contemplated in the Series D Purchase Agreement, and (ii) in favor of the issuance and sale of the Series E as contemplated in the Series E Purchase Agreement, including in each case any votes required under NASDAQ rules, Nevada Revised Statutes, or the Company’s Articles of Incorporation or Amended and Restated Bylaws, as amended.

(b)           McMahon agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, or to execute a written consent or consents in lieu of any such meeting of stockholders of the Company: (i) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreements or of McMahon under this Agreement and (ii) against any action, proposal, transaction or agreement that could, in any material respect, reasonably be expected to impede, interfere with, delay, adversely affect or inhibit the timely consummation of the issuance and sale of the Series D or Series E or the fulfillment of C Media’s or the Company’s obligations under the Purchase Agreements, or change in any manner the voting rights of any class of shares of the Company.

(c)           Until the earlier of (i) the closing of the Series E Purchase Agreement, or (ii) October 31, 2013, McMahon agrees to vote 2,285,714 of his shares of Common Stock (the “Interim Shares”) as directed by C Media.

(d)           McMahon hereby appoints Xuesong Song and any designee of C Media, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Sections 3(a) and 3(b) and the Interim Shares pursuant to Section 3(c). This proxy and power of attorney is given to secure the performance of the duties of McMahon under this Agreement. McMahon shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by McMahon shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by McMahon with respect to the Shares. The power of attorney granted by McMahon herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of McMahon. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.           No Voting Trusts or Other Arrangement.

McMahon agrees that during the term of this Agreement he will not, and will not permit any entity under McMahon’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with C Media.

5.           [Intentionally Deleted].

6.           Exchange and Conversion of Shares.

At the Series E Closing, McMahon agrees to (a) exchange all of his shares of Series A Preferred Stock for 933,333 shares of Series E Preferred Stock held by C Media or its transferee and (b) convert all such shares of his Series E Preferred Stock into Common Stock.

7.           Transfer and Encumbrance.

McMahon agrees that during the term of this Agreement, McMahon will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or McMahon’s voting or economic interest therein; provided that, the foregoing restriction shall not apply to the any Transfer contemplated by the Series E Purchase Agreement or this Agreement.  Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares upon the death of McMahon; provided, that the executor of the estate of McMahon or other transferee agrees in a writing, reasonably satisfactory in form and substance to C Media, to be bound by all of the terms of this Agreement.

8.           Additional Shares.

McMahon agrees that all shares of Company voting capital stock that McMahon purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.           Shareholders’ Release.

McMahon hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from transactions contemplated by the Purchase Agreements and that McMahon may have by virtue of ownership of the Shares.

10.           Termination.

This Agreement shall survive until: (a) if the Series E Purchase Agreement is executed before October 31, 2013, (i) when the Company obtains shareholder approval for the issuance and sale of the Series E Preferred Stock and the NASDAQ rules regarding such approval have been satisfied and (ii) the condition described in Section 6 is satisfied or (b) if the Series E Purchase Agreement is not executed before October 31, 2013, when the Company obtains shareholder approval for the issuance and sale of the Series D Preferred Stock required under NASDAQ rules such that the Series D will not be subject to a cap on conversion limitations.  Notwithstanding the foregoing, when specified, covenants hereunder shall survive or terminate in accordance with their terms.

11.           No Agreement as Director or Officer.

McMahon makes no agreement or understanding in this Agreement in McMahon’s capacity as a director or officer of the Company or any of its subsidiaries (if McMahon holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by McMahon in his capacity as a director or officer, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict McMahon from exercising McMahon’s fiduciary duties as an officer or director to the Company or any of its subsidiaries or their respective stockholders.

12.           Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

13.           Entire Agreement.

This Agreement, together with the Purchase Agreements, and the Company Agreements are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the Purchase Agreements and the Company Agreements, supersede all prior agreements and understandings between the parties with respect to such subject matter.

14.           Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(i)           if to McMahon:

Mr. Shane McMahon

YOU On Demand Holdings, Inc.
27 Union Square West, Suite 502
New York, New York 10003
Facsimile: (212) 206-9112

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street
Washington DC  20037
Attention: Louis Bevilacqua
Facsimile: (212) 663-8007

and

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention: Jack Vaughan
Facsimile: (212) 536-3901

(ii)           if to C Media:

C Media Limited
CN11 Legend Town,
No. 1 Balizhuangdongli, Chaoyang District
Beijing, China 100025
Attn: Victor Chen, Vice President
Rainer Li, CFO
Telecopy: 86 10 8586 2775

with a copy to:

Reed Smith LLP
599 Lexington Ave.
New York, New York 10022
Attn: William N. Haddad
Facsimile: (212) 521-5400

Any party may by notice given in accordance with this Section designate another address or Person for receipt of notices hereunder.

15.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of

New York without giving effect to the principles of conflict of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Action arising out of or relating to this Agreement and the Contemplated Transactions (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 14, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

17.           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

18.           Further Assurances.  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

19.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

20.           Assignment.  No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that, without the prior written consent of McMahon, C Media may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any affiliate.  Any assignee of C Media pursuant to the proviso of the foregoing sentence shall be deemed to be “C Media” for all purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

C MEDIA LIMITED
By: /s/ Xuesong Song Name: Xuesong Song Title: Chairman and CEO

[Signature Page to Amended and Restated Voting Agreement]

MCMAHON

By   /s/ Shane McMahon
     Shane McMahon

Number of Options Beneficially Owned as of the Date of this Agreement:  545,970
Street Address:
C/O YOU On Demand Holdings, Inc.
27 Union Square West, Suite 502
City/State/Zip Code:  New York, NY 10003
Fax:  212-206-9112

[Signature Page to Amended and Restated Voting Agreement]